SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2012

Tupper, Inc.

(Exact name of registrant as specified in its charter)

NV	333-149921	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

560 Lexington Ave, 16th Fl, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-380-3055

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective April 17, 2012, Mr. Gil Sacher resigned as a member of our board of directors. There was no known disagreement with Mr. Sacher on any matter relating to the Company’s operations, policies or practices.

Prior to the resignation of Mr. Sacher, the board of directors appointed Mr. David Ring to act as our Chief Executive Officer, President, Secretary, Treasurer, Principal Executive Officer and Principal Financial and Accounting Officer and to serve as a member on the board of directors.

Mr. Ring is currently the President of Broadsmoore, a merchant bank that identifies fundamentally sound companies and adds capital, infrastructure, management and business plan to help companies achieve their highest potential and profitability. Prior to Broadsmoore, Mr. Ring was a co-founder of Whitehaven, an investor in legal claims and lawsuits that advanced money to litigants to fund their pending legal claims. At Whitehaven, Mr. Ring was responsible for over $200 million in case investments, collections and receivables. He was in charge of overseeing over 10,000 case investments, financial modeling and reporting, asset protection, infrastructure, and operations.

There are no family relationships between Mr. Ring and any of our directors or executive officers.

Mr. Ring has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. At this time, we do not have any employment agreement with Mr. Ring.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tupper, Inc.

/s/ David Ring

David Ring

Date: April 26, 2012

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